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                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Tuesday Morning Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-47837 and No. 33-68126) and Form S-3 (No. 33-75086) of Tuesday
Morning Corporation of our report dated February 27, 1996, relating to the consolidated balance sheets of Tuesday Morning Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, which report appears in the 1996 Annual Report to Shareholders and is incorported by reference in the December 31, 1996 Annual Report on Form 10-K of Tuesday Morning Corporation.



                                            KPMG Peat Marwick LLP


Dallas, Texas
February 21, 1997




                                    E-23(a)